SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

            Pursuant to Section 13 and 15(d) of the
                Securities Exchange Act of 1934


Date of Report (date of earliest event reported):  July 3, 1996


                       U.S. ENERGY CORP.
- ------------------------------------------------------------------
     (Exact Name of Registrant as Specified in its Charter)


     Wyoming                  0-6814              83-0205516
- -------------------      ---------------      --------------------
(State or other           (Commission         (I.R.S. Employer
jurisdiction of            File No.)           Identification No.)
incorporation)


Glen L. Larsen Building
877 North 8th West
Riverton, WY                                       82501
- ----------------------------------------          ----------------
(Address of Principal Executive Offices)               (Zip Code)


Registrant's  telephone number, including area code:  (307)  856-9271
                                                      ---------------


                         Not Applicable
- ------------------------------------------------------------------
      (Former Name, Former Address or Former Fiscal Year,
                  if Changed From Last Report)


Item 5

On July 3, 1996 the three member arbitration panel (the "Panel") issued an order confirming the Panel's April 18, 1996 Order and Award (the "Award") in favor of Registrant and its majority owned subsidiary Crested Corp. doing business as the joint venture USECC, in the proceedings initiated by Nukem, Inc. of Stamford, CT ("Nukem") and its 100% owned subsidiary Cycle Resource Investment Company ("CRIC") concerning the Sheep Mountain Partners ("SMP") uranium operations in Wyoming. The SMP
Partnership was formed in December 1988 between USECC and Nukem/CRIC to develop and mine uranium ore from the SMP mines in Wyoming to be milled into uranium concentrates (U3O8) and market U3O8 worldwide. Disputes arose between the partners and arbitration proceedings were commenced by Nukem/CRIC in June 1991. Hearings on a consensual arbitration involving the parties were commenced on June 27, 1994 and consumed some 73 hearing days which ended on May 31, 1995.

On April 18, 1996, the Panel awarded USECC a net of approximately $7,400,000 in damages against Nukem. An amount of $4,800,000 was also awarded to USECC from funds held in SMP bank accounts for a total of $12,200,000. Additional amounts of cash and significant sources of low price uranium may also be available to SMP as a result of the Award.

USECC petitioned the U.S. District Court for the District of Colorado (the "Court") for confirmation of the award and Nukem filed two motions to set aside portions of the Award, alleging that significant portions of the Award were erroneous. Nukem was seeking to set aside potentially $16 million which the Panel had awarded USECC. On May 24, 1996, the Court remanded the Award to the Panel for consideration of these motions. On July 3, 1996, the Panel entered a new order essentially affirming its earlier Award. With respect to the principal claim of error alleged in the Nukem motions, concerning the award of more than $16 million of damages and interest to USECC attributable to Nukem's unauthorized use of SMP uranium supply contracts to obtain rights to purchase U3O8 from the Commonwealth of Independent States ("CIS"), the Panel affirmed the amount of its award to USECC. In so doing the Panel stated that, "There was wrongdoing on the part of Nukem when it used what were clearly partnership contracts to obtain financial benefits for itself alone....  Our Award .  .  .
is premised upon wrongdoing by Nukem and a judgment by us that Nukem ought not to be permitted to profit from that wrongful conduct." The Panel affirmed the Award granting SMP the rights to purchase CIS uranium, the uranium acquired pursuant to those rights and the profits therefrom, which are impressed with a constructive trust in favor of SMP. The Panel further stated, "We thus conclude that there is no inconsistency and no double recovery and no subtraction that ought to be made from profits already realized...."

The Panel did correct a portion of the award to reimburse $137,700 to CRIC for U3O8 it purchased, out of a bank account in Riverton, WY. The Panel also made a correction to have the $136,500 previously awarded to USECC paid out of the First Interstate Bank of Riverton account rather than the Norwest Bank account in Denver, CO. USECC called a mathematical error to the Panel's attention which was made by Nukem after the close of evidence in the amount of $265,313.83. The Panel did not consider that error because it was not directed by the Court to do so and it remains for the Court to resolve that issue.

In addition to the Petition for Confirmation of the Award, USECC also filed with the Court a petition for appointment of a receiver for the SMP partnership and motions to dissolve the partnership and for an order directing distribution of the escrowed proceeds in the SMP bank accounts. These matters are expected be considered by the Court in the near future.

The Sheep Mountain Partners Arbitration/Litigation was reported in Item 3 - Legal Proceedings in Registrant's Form 10-K for fiscal year ended May 31, 1995, the Award was reported in Registrant's Form 8-K dated as of April 18, 1996, and the action of the Court remanding the Award to the Panel for consideration of the Nukem motions was reported in Registrant's Form 8-K dated as of May 24, 1996.

                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   U. S. ENERGY CORP.



July 17, 1996                 By:     s/ Max T. Evans
                                   ------------------------------
                                   MAX T. EVANS, Secretary